Exhibit 10.1

Employment Agreement Form

CHARAH SOLUTIONS, INC.
2018 OMNIBUS INCENTIVE PLAN

PERFORMANCE SHARE UNIT GRANT NOTICE

Pursuant to the terms and conditions of the Charah Solutions, Inc. 2018 Omnibus Incentive Plan, as amended from time to time (the “Plan”), Charah Solutions, Inc., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“you” or the “Participant”) the number of performance share units (the “PSUs”) set forth below. This award of PSUs (this “Award”) is subject to the terms and conditions set forth herein and in the Performance Share Unit Agreement attached hereto as Exhibit A, the Confidentiality Commitments attached hereto as Exhibit B, the Performance Goals (as defined below) attached hereto as Exhibit C (collectively, the “Agreement”) and the Plan, each of which is incorporated herein by reference.  Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Type of Award:	Other Stock-Based Award under Article X of the Plan.

Participant:

Date of Grant:

Target Number of PSUs:	(the “Target PSUs”)

Performance Period:	January 1, 2022 (the “Performance Period Start Date”) through December 31, 2024 (the “Performance Period End Date”)

Vesting Schedule:
Subject to Sections 2 and 5 of the Agreement, the Plan and the other terms and conditions set forth herein, this Award represents the right to receive shares of Common Stock in an amount up to 200% of the Target PSUs, subject to the terms and conditions set forth herein and in the Agreement.

Your right to receive settlement of this Award in an amount ranging from 0% to 200% of the Target PSUs shall vest and become earned and nonforfeitable upon (i) your satisfaction of the continued employment requirement described below under “Service Requirement” and (ii) the Committee’s certification of the level of achievement of the Performance Goals. The portion of the Target PSUs actually earned upon satisfaction of the foregoing requirements is referred to herein as the “Earned PSUs.”

Service Requirement:
Except as expressly provided in Sections 2 and 5 of the Agreement, you must remain continuously employed by the Company or an Affiliate, as applicable, from the Date of Grant through the Performance Period End Date to be eligible to receive payment of this Award, which is based on the level of achievement with respect to the Performance Goals.

Performance Goals:
Subject to the terms and conditions set forth in the Plan, the Agreement and herein, the number of Target PSUs, if any, that become Earned PSUs during the Performance Period will be determined based on the achievement with respect to relative total shareholder return and three-year cumulative revenue growth, as described in Exhibit C attached hereto (the “Performance Goals”).

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Performance Share Unit Grant Notice (this “Grant Notice”).  You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice.  You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan or this Grant Notice.  This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

IN ORDER TO RECEIVE THE BENEFITS OF THIS GRANT NOTICE AND THE AGREEMENT, AND FOR THIS AWARD OF PSUs TO BE EFFECTIVE, YOU MUST EXECUTE THIS GRANT NOTICE (THE “ACCEPTANCE REQUIREMENTS”).  IF YOU FAIL TO SATISFY THE ACCEPTANCE REQUIREMENTS WITHIN 45 DAYS FOLLOWING THE DATE OF GRANT, THEN:

(1)	THIS AGREEMENT WILL BE OF NO FORCE OR EFFECT AND THE PSUs GRANTED HEREIN WILL BE AUTOMATICALLY FORFEITED TO THE COMPANY WITHOUT CONSIDERATION; AND

(2)	NEITHER YOU NOR THE COMPANY WILL HAVE ANY FUTURE RIGHTS OR OBLIGATIONS UNDER THIS GRANT NOTICE OR THE AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and the Participant has executed this Grant Notice, effective for all purposes as provided above.

CHARAH SOLUTIONS, INC.

By:
Name:	Scott Sewell
Title:	President and CEO

PARTICIPANT

Name: [•]

Signature Page to
Performance Share Unit Grant Notice

EXHIBIT A

PERFORMANCE SHARE UNIT AGREEMENT

This Performance Share Unit Agreement (together with the Grant Notice to which this Agreement is attached and Exhibit B and Exhibit C attached hereto, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between Charah Solutions, Inc., a Delaware corporation (the “Company”), and (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1.          Award.  Effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the Company hereby grants to the Participant the target number of PSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. The number of PSUs subject to this Award may be adjusted upward or downward in accordance with the level of achievement of the Performance Goals. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.  To the extent vested, each PSU represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan.  Unless and until the PSUs have become vested in the manner set forth in the Grant Notice, the Participant will have no right to receive any Common Stock or other payments in respect of the PSUs.  Prior to settlement of this Award, the PSUs and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.

2.           Vesting of PSUs.

(a)          Except as otherwise set forth in Sections 2(b), 2(c), 2(d), 2(e) and 5, the PSUs shall vest and become Earned PSUs in accordance with the vesting schedule set forth in the Grant Notice based on the extent to which the Performance Goals are satisfied, which shall be determined by the Committee in its sole discretion following the Performance Period End Date (and any PSUs that do not become Earned PSUs shall be automatically forfeited).  Unless and until the PSUs have vested and become Earned PSUs as described in the preceding sentence, the Participant will have no right to receive any dividends or other distribution with respect to the PSUs. Upon a termination of the Participant’s employment with the Company or an Affiliate prior to the Performance Period End Date (but after giving effect to any accelerated vesting pursuant to Sections 2(b), 2(c), 2(d) and 2(e)), any unvested PSUs (and all rights arising from such PSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

(b)        Notwithstanding anything in the Grant Notice, this Agreement or the Plan to the contrary, subject to Sections 5 and 12, upon a termination of the Participant’s employment with the Company or an Affiliate (i) by the Company or an Affiliate without Cause or (ii) by the Participant for Good Reason (as defined in the Participant’s employment agreement with the Company or an Affiliate), in each case, the Service Requirement with respect to the Pro-Rated Amount (as defined below) shall be deemed satisfied and the Pro-Rated Amount shall remain outstanding and be eligible to vest and become Earned PSUs based on the level of achievement of the Performance Goals as provided in Section 2(a). As used herein, the “Pro-Rated Amount” means the product of (x) the total number of Target PSUs and (y) a fraction, the numerator of which is equal to the number of complete months that have elapsed from the Date of Grant through the date of the termination of the Participant’s employment and the denominator of which is the total number of complete months between the Date of Grant and the Performance Period End Date.

Exhibit A-1

(c)        Notwithstanding anything in the Grant Notice, this Agreement or the Plan to the contrary, subject to Sections 5 and 12, upon a termination of the Participant’s employment with the Company or an Affiliate due to the Participant’s death or Disability (as defined below), the  Service Requirement with respect to the PSUs shall be deemed satisfied and the PSUs shall remain outstanding and be eligible to vest and become Earned PSUs in accordance with the vesting schedule set forth in the Grant Notice and Section 2(a) based on the level of achievement of the Performance Goals. As used herein, “Disability” means “disability” (or a word of like import) as defined in the Participant’s employment agreement or consulting agreement with the Company or an Affiliate in effect at the time of the Participant’s termination of employment or, in the absence of such an agreement or definition, a determination by the Committee that the Participant is unable to perform the essential functions of the Participant’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment that continues, or can reasonably be expected to continue, for a period in excess of 120 consecutive days or 180 days, whether or not consecutive (or for any longer period as may be required by applicable law), in any 12-month period.

(d)        Notwithstanding anything in the Grant Notice, this Agreement or the Plan to the contrary, subject to Sections 5 and 12, upon a termination of the Participant’s employment with the Company or an Affiliate (i) six (6) months prior to the Change In Control or within two years following a Change in Control, by the Company or an Affiliate without Cause, or (ii) six (6) months prior to the Change In Control or within two years following a Change in Control, by the Participant for Good Reason, in each case (but subject to Section 2(e)), (A) the Participant shall be deemed to have satisfied the Service Requirement and (B) the Performance Goals shall be deemed to have been achieved based on actual performance determined as of the date of such termination (as if the date of such termination was the Performance Period End Date). Notwithstanding the foregoing, in the event the Committee determines that actual performance with respect to an applicable performance measure is not determinable as of the date of such termination, the Performance Goals with respect to any such performance measure shall be deemed to have been achieved at the target level.

(e)        Notwithstanding anything in the Grant Notice, this Agreement or the Plan to the contrary, subject to Sections 5 and 12, if following a Change in Control, (i) any successor entity does not assume this Award or substitute for this Award new rights of substantially equivalent value and (ii) the Common Stock is no longer traded on the New York Stock Exchange or other stock exchange or market system, then, so long as the Participant remains continuously employed by the Company or an Affiliate from the Date of Grant through the date of such Change in Control, (A) the Participant shall be deemed to have satisfied the Service Requirement and (B) the Performance Goals shall be deemed to have been achieved based on actual performance determined as of the date of such Change in Control (as if the date of such Change in Control was the Performance Period End Date). Notwithstanding the foregoing, in the event the Committee determines that actual performance with respect to an applicable performance measure is not determinable as of the date of such Change in Control, the Performance Goals with respect to any such performance measure shall be deemed to have been achieved at the target level.

3.          Dividend Equivalents.  In the event that the Company declares and pays a dividend in respect of its outstanding shares of Common Stock and, on the record date for such dividend, the Participant holds PSUs granted pursuant to this Agreement that have not been settled, the Company shall record the amount of such dividend in a bookkeeping account and, subject to adjustment as provided below, pay to the Participant an amount in cash equal to the cash dividends the Participant would have received if the Participant was the holder of record, as of such record date, of a number of shares of Common Stock equal to the number of PSUs held by the Participant that have not been settled as of such record date, such payment to be made on or within 60 days following the date on which such PSUs vest in accordance with Section 2 (the “Dividend Equivalents”).  For purposes of clarity, if the PSUs (or any portion thereof) are forfeited by the Participant pursuant to the terms of this Agreement, then the Participant shall also forfeit the Dividend Equivalents, if any, accrued with respect to such forfeited PSUs.  On the Performance Period End Date, the bookkeeping account that records the Dividend Equivalents shall be adjusted to reflect Dividend Equivalents with respect to the Earned PSUs as if each such Earned PSU had been an outstanding share of Common Stock during the period beginning on the Date of Grant and ending on the date the Earned PSUs are settled. No interest will accrue on the Dividend Equivalents between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalents.

4.          Settlement of PSUs.  As soon as administratively practicable following the vesting of PSUs pursuant to Section 2, but in no event later than 30 days after such vesting date, the Company shall deliver to the Participant a number of shares of Common Stock equal to the number of Earned PSUs subject to this Award. All shares of Common Stock issued hereunder shall be delivered either by delivering one or more certificates for such shares to the Participant or by entering such shares in book-entry form, as determined by the Committee in its sole discretion.  The value of shares of Common Stock shall not bear any interest owing to the passage of time.  Neither this Section 4 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.

5.          Forfeiture Events.

(a)          Participant acknowledges and agrees that the grant of this Award further aligns Participant’s interests with the Company’s long-term business interests, and as a condition to the Company’s willingness to enter into this Agreement, Participant agrees to abide by the terms set forth in Exhibit B, which Exhibit B is deemed to be part of this Agreement as if fully set forth herein.

(b)          Notwithstanding any provision in this Agreement or the Plan to the contrary, in the event the Committee determines that: (i) Participant has engaged in Forfeiting Activity (as defined below), or (ii) Participant has failed to abide by any of the terms set forth in Exhibit B or the provisions of any other confidentiality, non-competition or non-solicitation covenant in any other agreement by and between the Company or any Affiliate and Participant, then, in addition to and without limiting the remedies set forth in Exhibit B or in any other agreement by and between the Company or any Affiliate and Participant:

 (i)          All PSUs that have not been settled as of the date of such determination (and all rights arising from such PSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company; and

 (ii)      Participant shall, within 30 days following Participant’s receipt of a written notice from the Company, pay to the Company a cash amount equal to (A) the Fair Market Value of any shares of Common Stock previously received by Participant pursuant to this Award as of the date of receipt of such shares and (B) any payment previously received in respect of Dividend Equivalents.

(c)          As used herein, “Forfeiting Activity” shall occur if the Committee determines that Participant has, within the Prohibited Period (as defined below), and without the prior written approval of the Board, directly or indirectly, for Participant or on behalf of or in conjunction with any other person or entity of any nature:

 (i)         engaged in or participated within the Market Area in competition with any member of the Company Group in any aspect of the Business, including by directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which Participant’s duties or responsibilities are the same as or similar to the duties or responsibilities that Participant had on behalf of any member of the Company Group; provided, that the purchase of a public security of a corporation engaged in such business or service shall not in itself be deemed Forfeiting Activity so long as Participant does not own, directly or indirectly, more than two percent of the securities of such corporation;

 (ii)       appropriated any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;

 (iii)       solicited, canvassed, approached, encouraged, enticed or induced any customer or supplier of any member of the Company Group to cease or lessen such customer’s or supplier’s business with any member of the Company Group;

 (iv)       solicited, canvassed, approached, encouraged, enticed or induced any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group; or

 (v)       made, published, or communicated any disparaging or defamatory comments regarding any member of the Company Group or their current or former directors, officers, members, managers, partners, executives or direct or indirect owners (including equityholders); provided, however, that engaging in any activity permitted by Section 1(d) of the Confidentiality Commitments attached as Exhibit B shall not be deemed Forfeiting Activity.

(d)          As used herein, the following terms shall have the following meanings:

 (i)         “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group during the period that Participant is employed by the Company or an Affiliate, which business and operations include: (A) coal ash management and recycling, and environmental remediation; (B) the design and implementation of solutions for complex environmental projects (such as ash pond closures) and coal ash recycling (and facilitation thereof, including through byproduct sales and other beneficial use services); and (C) byproduct sales for power generation customers (including sale and recycling of coal combustion residuals).

 (ii)        “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

 (iii)       “Market Area” shall mean: (A) the geographic area within a 100-mile radius of any office or other facility of the Company or an Affiliate or any work site (including any project site, customer office or any other facility owned, operated, serviced or managed by a member of the Company Group) where Participant worked or for which Participant had direct or indirect responsibility  during the period of Participant’s employment with the Company or any of its Affiliates; and (B) those geographic areas set forth on Schedule 5(d)(viii) hereto.

 (iv)     “Prohibited Period” shall mean the period during which Participant is employed by the Company or an Affiliate and continuing for a period of eighteen (18) months following the date that Participant is no longer employed by the Company or any Affiliate.

(e)          Participant acknowledges that the terms of this Section 5, and the consequences for Participant’s engaging in Forfeiting Activity, are reasonable in all respects.

6.          Tax Withholding.  To the extent that the receipt, vesting or settlement of this Award results in compensation income or wages to the Participant for federal, state, local and/or foreign tax purposes, the Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award, which arrangements include the delivery of cash or cash equivalents, Common Stock (including previously owned Common Stock, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net settlement or the surrender of previously owned Common Stock, the maximum number of shares of Common Stock that may be so withheld (or surrendered) shall be the number of shares of Common Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash to the Participant.  The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

7.          Employment Relationship.  For purposes of this Agreement, Participant shall be considered to be employed by the Company or an Affiliate as long as Participant remains an employee of any of the Company, an Affiliate or a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for this Award.  Without limiting the scope of the preceding sentence, it is expressly provided that Participant shall be considered to have terminated employment with the Company (a) when Participant ceases to be an employee of any of the Company, an Affiliate, or a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for this Award or (b) at the time of the termination of the “Affiliate” status under the Plan of the corporation or other entity that employs Participant.

8.          Non-Transferability.  During the lifetime of the Participant, the PSUs may not be Transferable by the Participant other than by will or by the laws of descent and distribution, unless and until the shares of Common Stock underlying the PSUs have been issued, and all restrictions applicable to such shares have lapsed. Any attempted Transfer of the PSUs shall be null and void and of no effect, except to the extent that such Transfer is permitted by the preceding sentence.

9.          Compliance with Applicable Law.  Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Common Stock hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Common Stock may then be listed.  No shares of Common Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Common Stock may then be listed.  In addition, shares of Common Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Common Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained.  As a condition to any issuance of Common Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

10.        Legends.  If a stock certificate is issued with respect to shares of Common Stock issued hereunder, such certificate shall bear such legend or legends as the Committee deems appropriate in order to reflect the restrictions set forth in this Agreement and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any applicable laws or the requirements of any stock exchange on which the Common Stock is then listed.  If the shares of Common Stock issued hereunder are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions set forth in this Agreement.

11.         Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock that may become deliverable hereunder unless and until the Participant has become the holder of record of such shares of Common Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares of Common Stock, except as otherwise specifically provided for in the Plan or this Agreement.

12.         Execution of Receipts and Releases.  Any issuance or transfer of shares of Common Stock or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such Person hereunder.  As a condition precedent to such payment or issuance, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided, however, that any review period under such release will not modify the date of settlement with respect to vested PSUs.

13.          No Right to Continued Employment, Service or Awards. Nothing in the adoption of the Plan, nor the award of the PSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued employment by, or a continued service relationship with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment or other service relationship at any time. The grant of the PSUs is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company.

14.          Notices.  All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               If to the Company, unless otherwise designated by the Company in a written notice to the Participant (or other holder):

Charah Solutions, Inc.
Attn: Corporate Secretary
12601 Plantside Drive
Louisville, Kentucky 40299

If to the Participant, at the Participant’s last known address on file with the Company.

Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

15.      Consent to Electronic Delivery; Electronic Signature.  In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

16.          Agreement to Furnish Information.  The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

17.          Entire Agreement; Amendment.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the PSUs granted hereby; provided¸ however, that: (i) the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement; and (ii) the terms herein and of Exhibit B and of Exhibit C are in addition to and complement (and do not replace or supersede) all other agreements and obligations between the Company or any Affiliate and Participant with respect to confidentiality, non-disclosure, non-competition or non-solicitation.  Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.  The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.

18.        Severability and Waiver.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

19.          Company Recoupment of Awards.  A Participant’s rights with respect to this Award shall in all events be subject to (a) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder form time to time by the U.S. Securities and Exchange Commission.

20.          Governing Law; Dispute Resolution. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN, EXCLUSIVE OF THE CONFLICT OF LAWS PROVISIONS OF DELAWARE LAW.  ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE SUBJECT TO THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 14.9 OF THE PLAN. The parties acknowledge and agree that Delaware has a substantial relationship to the transaction reflected herein and there is a reasonable basis for the choice of Delaware law herein, as Delaware law is well-known to the parties and well-developed with respect to the subject matters of this Agreement.  The parties further acknowledge and agree that the designation of Delaware law and the interpretation and application of this Agreement consistent with principles of Delaware law assures uniformity, certainty and predictability in the application of the Plan through which the PSUs are hereby granted.

21.          Successors and Assigns.  The Company may assign any of its rights under this Agreement without the Participant’s consent.  This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant's beneficiaries, executors, administrators and the Person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.

22.          Headings; References; Interpretation. Headings are for convenience only and are not deemed to be part of this Agreement.  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including Exhibit B and Exhibit C attached hereto, and not to any particular provision of this Agreement. All references herein to Sections and Exhibit B and Exhibit C shall, unless the context requires a different construction, be deemed to be references to the Sections and Exhibit B and Exhibit C of this Agreement. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “including” shall be construed as meaning “including without limitation.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

23.        Counterparts.  The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.  Delivery of an executed counterpart of the Grant Notice by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Grant Notice.

24.       Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the PSUs granted pursuant to this Agreement are intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Nevertheless, to the extent that the Committee determines that the PSUs may not be exempt from Section 409A of the Code, then, if the Participant is deemed to be a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the PSUs upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Participant’s separation from service and (b) the Participant’s death.  Notwithstanding the foregoing, the Company and its Affiliates make no representations that the PSUs provided under this Agreement are exempt from or compliant with Section 409A of the Code and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

[Remainder of Page Intentionally Blank]

SCHEDULE 5(d)(viii)

The following parishes within the State of Louisiana:

Calcasieu and Rapides.

EXHIBIT B

CONFIDENTIALITY COMMITMENTS

1.          Confidentiality.  In the course of Participant’s employment with the Company or any Affiliate and the performance of Participant’s duties on behalf of the Company or its direct and indirect subsidiaries (collectively, the Company and its direct and indirect subsidiaries are referred to as the “Company Group”) hereunder, the Participant will be provided with, and will have access to, Confidential Information (as defined below).

(a)          Both during the course of Participant’s employment with the Company or any Affiliate and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Participant shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group.  Participant shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored).  The covenants of this Section 1 shall apply to all Confidential Information, whether now known or later to become known to Participant during the period that Participant is employed by or affiliated with the Company or any other member of the Company Group.

(b)          Notwithstanding any provision of Section 1 to the contrary, Participant may make the following disclosures and uses of Confidential Information:

 (i)          disclosures to other employees of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

 (ii)      disclosures to customers and suppliers when such disclosure is necessary in connection with Participant’s performance of Participant’s duties for any member of the Company Group and is in the best interests of the Company Group;

 (iii)        disclosures and uses that are approved in writing by the Board; or

 (iv)        disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.

Exhibit B-1

(c)          All trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are or have been conceived, made, developed or acquired by or disclosed to Participant, individually or in conjunction with others, during the period that Participant is or has been employed by the Company or any Affiliate (whether during business hours or otherwise and whether on the Company’s or any other member of the Company Group’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.”  Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or another member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Exhibit B.  For purposes of this Exhibit B, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Participant or any of Participant’s agents; (ii) was available to Participant on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Participant on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(d)          Notwithstanding the foregoing, nothing in this Exhibit B or in any other agreement between Participant and the Company or any Affiliate shall prohibit or restrict Participant from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority (including the U.S. Securities and Exchange Commission) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Participant from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law, or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law.  Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.  Nothing in this Exhibit B requires Participant to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company or any Affiliate that Participant has engaged in any such conduct.

2.          Return of Company Materials. Upon the termination of Participant’s employment by the Company or an Affiliate, and at any other time upon request of the Company, Participant shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Participant’s possession, custody or control and Participant shall not retain any such documents or other materials or property of the Company Group.  Within five days of any such request, Participant shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

B - 2

3.           Specific Performance.  Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 1, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group under the Agreement (including Section 5 of the Agreement) and otherwise at law and equity.

4.          Severability.  The covenants in this Exhibit B are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof).

5.          Third-Party Beneficiaries.  Each member of the Company Group that is not a signatory hereto shall be a third-party beneficiary of Participant’s representations, covenants and obligations set forth in this Exhibit B and shall be entitled to enforce such representations, covenants and obligations as if a party hereto.

6.          Survival.  Participant’s obligations under this Exhibit B shall survive the date that Participant is no longer employed by the Company or an Affiliate, regardless of the reason that such relationship ends.

B - 3

Exhibit C

PERFORMANCE GOALS

The PSUs shall have two Performance Goals: (i) the relative total shareholder return (“TSR”) percentile ranking of the Company as compared to the Performance Peer Group (as defined below) during the Performance Period and (ii) Cumulative Revenue (as defined below) growth, each to be weighted 50% in determining the number of PSUs that become Earned PSUs.  Subject to the satisfaction of the Service Requirement, the number of Earned PSUs will be determined in accordance with the following tables.  The Committee, in its sole discretion, will review, analyze and certify the achievement of the Performance Goals and will determine the number of Earned PSUs in accordance with the terms of this Agreement, the Grant Notice and the Plan.

Company TSR Performance Ranking and Payout Schedule

Achievement Level	Relative TSR Performance (Percentile Rank vs. Peers)	Earned PSUs (% of Target)*
< Threshold	< 25th Percentile	0%
Threshold	25th Percentile	25%
Target	50th Percentile	50%
Maximum	≥ 75th Percentile	100%

*The percentage of Target PSUs that become Earned PSUs for performance between the Threshold, Target and Maximum Achievement Levels set forth on the table above shall be calculated using linear interpolation.

Three-Year Cumulative Revenue Growth and Payout Schedule

Achievement Level	Cumulative Revenue ($ in thousands)	Earned PSUs (% of Target)*
< Threshold	[ ]	0%
Threshold	[ ]	25%
Target	[ ]	50%
Maximum	[ ]	100%

* The percentage of Target PSUs that become Earned PSUs for performance between the Threshold, Target and Maximum Achievement Levels set forth on the table above shall be calculated using linear interpolation.

To determine the total number of Earned PSUs, the sum of (i) the percentage of PSUs that become Earned PSUs in accordance with the above table labeled “Company TSR Performance Ranking and Payout Schedule” and (ii) the percentage of PSUs that become Earned PSUs in accordance with the above table labeled “Three-Year Cumulative Revenue Growth and Payout Schedule” will be multiplied by the Target PSUs. For example, if as of the Performance Period End Date, the Participant had satisfied the Service Requirement and the Company achieved “Target” with respect to the TSR goal and “Maximum” with respect to the Cumulative Revenue growth goal, then 150% of the Participant’s Target PSUs would become Earned PSUs.

Exhibit C-1

Performance Peer Group

The following companies will be deemed to be the Company’s “Performance Peer Group” for purposes of this Agreement:

Ticker Symbol	Company Name
AEGN	Aegion Corporation
TISI	Team, Inc.
STRL	Sterling Construction Company, Inc.
ROCK	Gibraltar Industries, Inc.
ROAD	Construction Partners, Inc.
AMRC	Ameresco, Inc.
GLDD	Great Lakes Dredge & Dock Corporation
ORN	Orion Group Holdings, Inc.
NVEE	NV5 Global, Inc.
HCCI	Heritage-Crystal Clean, Inc.
CSWI	CSW Industrials, Inc.
CECE	CECO Environmental Corp.
AGX	Argan, Inc.

Determination of Relative TSR Rank

The TSR for the Company and each member of the Performance Peer Group shall be equal to:

(“X” plus “Y”) divided by “Z”, where:

“X” is the difference between (i) the volume-weighted average closing price (the “VWAP”) of such entity’s common stock or other common equity securities for the 20 consecutive trading days immediately preceding the Performance Period End Date, minus (ii) the VWAP of such entity’s common stock or other common equity securities for the 20 consecutive trading days immediately following the Performance Period Start Date;

“Y” is the cumulative amount of dividends and distributions (whether in the form of cash or equity) paid in respect of such entity’s common stock or other common equity securities during the Performance Period, assuming such dividends and distributions are reinvested in additional shares of such entity’s common stock or other common equity securities; and

“Z” is the VWAP of such entity’s common stock or other common equity securities for the 20 consecutive trading days immediately following the Performance Period Start Date.

Notwithstanding the foregoing, the following events shall be used to adjust the Performance Peer Group in response to changes in the corporate structure of an entity in the Performance Peer Group:

1.	If an entity in the Performance Peer Group spins-off a subsidiary, such spin-off should be treated as a dividend.

2.
If an entity in the Performance Peer Group is acquired or becomes a private company, such entity shall be removed from the Performance Peer Group on the effective date of the consummation of such transaction.

3.
In the event of a merger or other business combination of two Performance Peer Group members (including, without limitation, the acquisition of one Performance Peer Group member, or all or substantially all of its assets, by another Performance Peer Group member), the surviving, resulting or successor entity, as the case may be, shall continue to be treated as a member of the Performance Peer Group, provided that the common stock (or similar equity security) of such entity is listed or traded on a national securities exchange through the last trading day of the Performance Period.

4.
If an entity in the Performance Peer Group files for bankruptcy or liquidates due to an insolvency or is delisted, the TSR of such entity shall be deemed to be negative 100% (and if multiple members of the Performance Peer Group file for bankruptcy or liquidate due to an insolvency or are delisted, such members shall be ranked in order of when such bankruptcy or liquidation occurs, with earlier bankruptcies, liquidations and delistings ranking lower than later bankruptcies, liquidations and delistings).

5.	Notwithstanding the foregoing, the Committee has the discretion to make any adjustments it deems necessary with respect to the Performance Peer Group.

To determine the Company’s applicable percentile ranking for the Performance Period, TSR will be calculated for the Company and each entity in the Performance Peer Group as of the Performance Period End Date.  The entities in the Performance Peer Group will be arranged by their respective TSR (highest to lowest) excluding the Company. The Company’s percentile rank will be interpolated between the entity with the next highest TSR and the entity with the next lowest TSR based on the differential between the Company’s TSR and the TSR of such entities. Notwithstanding the foregoing, in the event the Company’s TSR for the Performance Period is negative, the percentage of Target PSUs that become Earned PSUs in accordance with TSR payout schedule shall not exceed 50%, regardless of the Company’s actual percentile ranking for the Performance Period.

Determination of Cumulative Revenue Growth Payout

As an employee of Charah Solutions, Inc. on the Date of Grant, the Cumulative Revenue for the Performance Period of Charah Solutions, Inc.  will be used to determine the percentage of the Target PSUs that will become Earned PSUs with respect to the Cumulative Revenue growth goal.  The payout is determined based on Charah Solutions, Inc.’s Cumulative Revenue for the Performance Period as provided under the “Three-Year Cumulative Revenue Growth and Payout Schedule” above.

As used herein:

•	“Cumulative Revenue” means the aggregate Revenue of Charah Solutions, Inc. for the Performance Period.

•	“Revenue” means “revenue” as set forth in the financial statements of Charah Solutions, Inc. prepared pursuant to generally accepted accounting principles.